EX-FILING FEES

Exhibit (s) Filing Fee Calculation

Form N-2/A

(Form Type)

C1 Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Being Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.00001 par value	457(o)			$15,000,000.00	0.0001531	$2,296.50
Fees Previously Paid	Equity	Common Stock, $0.00001 par value	457(o)			$100,000,000.00	0.0001531	15,310.00

Total Offering Amount						$115,000,000.00		$17,606.50

Total Fees Previously Paid (2)								$15,310.00

Total Fee Offsets								$—

Net Fee Due								$2,296.50

(1)       Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed. Proposed Maximum Aggregate Offering Price includes the underwriters’ over-allotment option to acquire up to an additional 15% of the shares of common stock to be offered by the Company in the offering, solely for the purpose of covering over-allotments.

(2)       A filing fee of $15,310.00 was previously paid in connection with the filing on November 12, 2024.